MOJO ORGANICS, INC.

DISTRIBUTION AGREEMENT

Preamble

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of  _Febuary 20, ____________ ___, 20_14__ (the “Effective Date”), by and between MOJO ORGANICS, INC., a Delaware corporation (hereinafter “Supplier”), and the party set forth on the signature page attached hereto (hereinafter “Distributor”).

Recitals

WHEREAS, Supplier is in the business of developing, marketing, selling and promoting certain products, including the Products (as hereinafter defined);

WHEREAS, Supplier’s right to develop, market, sell and promote the Products is subject to a certain Juice License Agreement, by and between the Company and Chiquita Brands, L.L.C. (“Chiquita”), effective as of August 15, 2012 (as amended from time to time, the “License Agreement”);

WHEREAS, Distributor is in the business of distributing beverages to Accounts (as hereinafter defined) and assures Supplier that it has the financial resources, facilities, personnel, and expertise necessary to successfully market the Products in the Territory (as hereinafter defined), in each case, in accordance with the terms of this Agreement; and

WHEREAS, Distributor wishes to obtain, and Supplier is willing to grant Distributor, a non-exclusive right, subject to the terms set forth herein and Supplier’s obligations under the License Agreement, to distribute the Products to Accounts for purpose of resale in the Territory (which right may become exclusive in nature solely in accordance with the terms set forth herein).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Supplier and Distributor, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS – For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

1.1	Accounts – Shall mean the accounts located in the Territory and serviced by Distributor. For clarification, the “Accounts” shall not include the Excluded Accounts (as hereinafter defined), or any other account (whether located in the Territory or otherwise) which is serviced by anyone other than Distributor, in accordance with the terms of this Agreement.

1.2	Competing Products – Shall mean any other organic juice beverage product ; provided, however, future line extensions offered by suppliers with which Distributor has a binding contractual relationship as of the Effective Date, shall not be deemed “Competing Products”, provided Distributor shall provide Supplier with prior written notice of its intention to distribute any such products.

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1.3	Excluded Accounts – Shall mean accounts listed on Exhibit B, as the same may be amended by the parties from time to time. Distributor is prohibited from supplying the Products to the Excluded Accounts.

1.4	Exclusive Territory – Shall mean the geographic area(s) set forth on Exhibit D – Section 1 attached hereto, if any, as the same may be established from time to time by Supplier in accordance with Section 2.4 hereof. For the avoidance of doubt, the parties acknowledge and agree that there shall be no Exclusive Territory as of the Effective Date. In the event an Exclusive Territory is later established or expanded by Supplier in accordance with Section 2.4 hereof, Exhibit D – Section 1 shall be amended accordingly.

1.5	Non-Exclusive Territory – Shall mean the geographic area(s) set forth on Exhibit D – Section 2 attached hereto. The Non-Exclusive Territory shall be subject to modification, amendment or termination by Supplier at any time and from time to time, in Supplier’s sole discretion, which modification, amendment or termination shall be reflected on Exhibit D attached hereto. In addition, the parties acknowledge and agree that (i) Supplier shall not owe Distributor any Invasion Fee (as hereinafter defined) with respect to any sales made to Accounts in the Non-Exclusive Territory (whether by Supplier or otherwise); and (ii) any Termination Payment (as hereinafter defined), if any, due to Distributor hereunder shall be calculated without regard to sales made to Accounts in the Non-Exclusive Territory (whether by Distributor, Supplier or otherwise).

1.6	Products – Shall mean (i) those products indicated by product name, Unit Case size and UPC code specifically identified on Exhibit A attached hereto, and (ii) any additional flavors, sizes, or line extensions of the products on Exhibit A or additional products sold under the “MOJO ORGANICS” trade name, in each case, that Supplier manufactures after the Effective Date and which Supplier elects for Distributor to distribute in accordance with the terms of this Agreement.

1.7	Minimum Purchase Commitment – Shall mean the specified minimum Unit Case quantities of the Products, as set forth in Exhibit C attached hereto, to be agreed upon by the parties pursuant to Section 3.2 hereof. As and when the parties agree to a Minimum Purchase Commitment, Exhibit C shall be amended accordingly.

1.8	Territory – Shall refer to the Exclusive Territory and the Non-Exclusive Territory , collectively.

1.9	Unit Case – Shall, for each Product, mean a case of twenty-four (24) eight (8) ounce bottles.

2. GRANT OF DISTRIBUTION RIGHTS.

2.1	Subject to the terms and conditions of this Agreement, Supplier hereby grants to Distributor, and Distributor hereby accepts from Supplier, (i) a nontransferable, exclusive right to distribute the Products to Accounts located in the Exclusive Territory and (ii) a nontransferable, non-exclusive right to distribute the Products to Accounts located in the Non-Exclusive Territory; provided, however, that Supplier expressly reserves unto itself and/or its licensors, agents and affiliates the right to sell the Products within the Territory to: (a) all accounts that will not accept delivery from Distributor, including, without limitation, catalogue accounts, internet fulfillment services and electronic media accounts, (b) any Account which requests that Distributor cease servicing such Account at any time after the Effective Date, (c) vending companies, (d) food service distributors, and (e) the Excluded Accounts.

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2.2	Distributor covenants and agrees that it shall not distribute or sell any of the Products, or otherwise engage in any of the activities described herein with respect to the Products outside the Territory, in each case, without the prior written consent of Supplier, which may be granted or withheld by Supplier, in its sole discretion. Distributor hereby acknowledges that its direct or indirect distribution or sale of the Products outside the Territory in violation of this Section 2.2 shall constitute a material breach of this Agreement pursuant to Section 13.2 below.

2.3	Distributor may appoint sub-distributors in furtherance of its obligations under this Agreement to service the Territory, in each case, with Supplier’s prior written approval, which approval may be withheld in Supplier’s sole discretion. Distributor shall be solely responsible for the conduct of its sub-distributors, and the cost of any discounts or other incentives offered by Distributor to its sub-distributors. In the event that Supplier and/or Chiquita becomes dissatisfied for any reason whatsoever with the performance of any of Distributor’s sub-distributors, Supplier may notify Distributor of such dissatisfaction and it shall be the obligation of Distributor to terminate the sub-distributor within ten (10) days of said notification by Supplier, without any disruption of service to the retail accounts being serviced by said sub-distributor. Notwithstanding the foregoing, in the event that this Agreement is terminated, any and all sub-distributor agreements shall be automatically terminated and Supplier shall have no obligations of any nature whatsoever to any such sub-distributors. Distributor agrees to indemnify and hold harmless Supplier against any and all damages and costs, including attorneys’ fees and all other expenses incidental thereto, incurred as a result of any claim(s) asserted by any of Distributors’ sub-distributors, including, without limitation, damages arising from Supplier’s obligations under the License Agreement.

2.4	Notwithstanding anything to the contrary in this Agreement, in the event Distributor has aggressively marketed the Products to all or any portion of the Non-Exclusive Territory such that Distributor requests, and Supplier desires, that Distributor become the “exclusive” distributor therefor, Supplier shall have the right (but not the obligation) to reclassify all or any portion of the Non-Exclusive Territory as part of the “Exclusive Territory” for purposes of this Agreement, which reclassification shall then be reflected on Exhibit D attached hereto. For the avoidance of doubt, the parties acknowledge and agree that Supplier’s approval with respect to any reclassification of all or any portion of the Non-Exclusive Territory may be withheld in Supplier’s absolute and sole discretion.

3. CERTAIN OBLIGATIONS OF DISTRIBUTOR.

3.1	Distribution to Accounts – Distributor shall use its best efforts to directly distribute the Products to the Accounts in the Territory. In the event that the Distributor ceases to distribute any Product to the Accounts for any reason for a period of thirty (30) days, then, upon Supplier’s notice to Distributor (a) such product shall no longer be a “Product” as such term is used herein, (b) such product shall be automatically and without further action by the parties, be deleted from Exhibit A and (c) Supplier shall have the unrestricted right to sell, market or distribute such product in the Territory, either directly or through a third party (without payment to Distributor of an Invasion Fee).

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3.2	Sales Quotas – Throughout the Term (as hereinafter defined), Distributor shall purchase, and pay Supplier for, an amount of the Product equal to, or in excess of, the Minimum Purchase Commitment. The parties hereby acknowledge and agree that: (i) the Minimum Purchase Commitment will be mutually established by the parties from time to time, and may be structured in any manner the parties see fit (e.g., applicable to all or any portion(s) of the Territory, calculated monthly, quarterly or annually, etc.); (ii) as the Minimum Purchase Commitment is agreed to and/or amended by the parties, Exhibit C shall be amended accordingly; (iii) Supplier is subject to certain minimum sales commitments under the License Agreement; (iv) the Minimum Purchase Commitment agreed upon by the parties (as the same may be amended from time to time) will be negotiated in direct contemplation of Supplier’s minimum sales commitments under the License Agreement; and (v) Distributor’s failure to agree to and/or meet the Minimum Purchase Commitment, at any time during the Term, shall constitute a material breach of this Agreement by Distributor pursuant to Section 13.2 below.

3.3	Sales and Promotional Efforts – Distributor shall use its best efforts to aggressively sell, promote and merchandise each of the Products to the Accounts in the Territory, and shall strictly adhere to any and all marketing, advertising and promotional guidelines, restrictions, rules, regulations and practices of Supplier and Chiquita, as communicated to Distributor from Supplier from time to time (and as the same may be updated or amended from time to time). Distributor shall accept and fill any purchase order received from any Account of at least 5 Unit Cases of Product per order.

3.4	Marketing Materials; Distributor Assistance – Except as set forth in Exhibit C, Supplier may, but shall not be obligated to, assist Distributor with the marketing of the Products in the Territory, and will use its reasonable efforts to honor reasonable requests for promotional support. ANY AND ALL MARKETING, ADVERTISING AND PROMOTIONAL MATERIALS CREATED OR MODIFIED BY DISTRIBUTOR ARE SUBJECT TO SUPPLIER’S PRIOR WRITTEN APPROVAL, WHICH MAY BE WITHHELD IN SUPPLIER’S SOLE DISCRETION. Distributor will utilize marketing materials that contain the Supplier Intellectual Property (as hereinafter defined) only as provided or pre-approved by Supplier, and will in no way be permitted to utilize the Supplier Intellectual Property in their own marketing materials, in each case, without the express written approval of an authorized officer of Supplier. All marketing materials shall be clear and legible without bleeding of line or color.

3.5	Distributor Service – Distributor shall use its best efforts to properly service all Accounts in the Territory. In the event that Distributor is aware of any Account service needs and elects not to provide said service(s), Supplier shall be free to sell and distribute the Products to said Account (without payment to Distributor of an Invasion Fee (as hereinafter defined)).

3.6	Reports – Distributor shall deliver to Supplier no later than five (5) days after the end of each month during the Term a written report showing, for the preceding month by ship-to location:

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a)	Monthly depletions of the Products by Unit Case per SKU by county (including calculations with respect to net sales and sales volumes);
b)	Year-to-date sales of the Products by Unit Case per SKU by county;
c)	Number of active Accounts purchasing the Products;
d)	Sale to chain Accounts by Unit Case, per SKU, upon request;
e)	Monthly top fifty (50) Accounts by Unit Case, per SKU;
f)	Quarterly breakdown of Accounts by channel;
g)	Monthly ending inventory;
h)	Monthly marketing activity report summarizing the promotional, public relations and other marketing activities occurring during such month; and
i)	Such other marketing and sales data as reasonably requested by Supplier from time to time.

Distributor hereby acknowledges that: (i) Supplier is subject to strict reporting requirements under the License Agreement; (ii) the reporting requirements in this Section 3.6 have been agreed upon by the parties in direct contemplation of Supplier’s reporting requirements under the License Agreement; and (iii) Distributor’s failure to comply with the reporting requirements in this Section 3.6, at any time during the Term, shall constitute a material breach of this Agreement pursuant to Section 13.2 below.

3.7	Distributor Inventory – Distributor agrees to maintain a minimum of five (5) days, but a maximum of fifteen (15) days, of inventory of the Products at all times, except that Distributor will not be held accountable for shortages created by Supplier.

3.8	Inventory Management – Distributor agrees to properly manage inventory age and storage conditions, ensuring FIFO processes are maintained in its warehouses, and proactively managing warehouse conditions to avoid excessive heat and light exposure. Distributor further agrees to use its best efforts to monitor and manage its retail trade inventory to ensure that all Accounts and consumers are provided quality Products for purchase. Supplier may, from time to time, monitor and track retail trade age and quality in the Territory, and will provide periodic reports on said quality to Distributor. In addition, Distributor agrees that Supplier and/or Chiquita may, from time to time, during business hours and upon five (5) days advance written notice to Distributor, inspect Distributor’s warehouses to ensure that Distributor is properly maintaining such warehouses in accordance with Supplier’s and Chiquita’s guidelines related thereto, as communicated to Distributor from Supplier from time to time (and as the same may be updated or amended from time to time).

3.9	Applicable Law – Distributor shall comply with all laws, rules, regulations, ordinances, codes, industry standards, decrees, governmental orders and the like, whether local, state or federal, whether presently or later enacted, which are, or later become, applicable to Distributor’s purchase, acceptance, storage, transportation, sale, distribution and/or reacquisition of the Products (collectively, as amended from time to time, “Applicable Law”), including, without limitation, the United States Federal Food, Drug and Cosmetic Act, all relevant International Labor Organization Conventions, the Universal Declaration of Human Rights, the United Nations Declaration on the Rights of the Child, the Social Accountability International SA8000 Standards and all container deposit laws, commonly referred to as “Bottle Bills”. With respect to any part of the Territory covered by a Bottle Bill, Distributor shall act as “Deposit Initiator”. As Deposit Initiator, Distributor shall comply with all aspects of the Bottle Bill, including, without limitation, (i) initiating deposits, (ii) initiating recycling fees, (iii) accounting for and remitting bottle deposits to the appropriate agencies, (iv) maintaining the requisite escheatment bank account and (v) arranging compliance with authorized recycling organizations for bottle returns. Distributor’s obligations under Applicable Law shall survive the termination or expiration of this Agreement.

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3.10	Ethical Practices – Distributor shall not directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of any financial or other advantage or anything else of value to (i) any official or employee of any government, or any department, agency or instrumentality thereof, (ii) any political party or official thereof, or to any candidate for political office, (iii) any official or employee of any public international organization or (iv) any person acting in an official capacity for on behalf of any of the foregoing, for the purpose of improperly influencing any act or decision of the official, employee, party or candidate, or inducing the official, employee, party or candidate to act or fail to act in violation of his/her lawful duty, or securing any improper advantage for Supplier or Chiquita, or inducing such official, employee, party or candidate to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, or otherwise improperly promoting the business interests of Supplier or Chiquita in any respect. Distributor will defend and indemnify Supplier for any loss, costs, claims, or damages resulting from Distributor’s breach of this Section 3.10, including, without limitation, damages resulting from Supplier’s obligations under the License Agreement. The provisions of this Section 3.10 shall survive the expiration or sooner termination of this Agreement.

3.11	Resolution of Customer Disputes – Distributor shall comply with Supplier’s procedures for handling customer inquiries, complaints, product warranty issues, guarantee/satisfaction issues and related matters, as such procedures are communicated to Distributor from Supplier from time to time (and as the same may be updated or amended from time to time). In addition, Distributor shall promptly notify Supplier of the occurrence and nature of such matters as and when such matters arise.

4.	ORDER PROCEDURE.

4.1	Orders – All orders for the Products requested by Distributor shall be in writing and received by Supplier at least thirty (30) days prior to the requested ship date. Risk of loss shall transfer to Distributor upon delivery of the Products to Distributor’s warehouse.

4.2	Supplier Acceptance – All orders for the Products by Distributor shall be subject to acceptance by Supplier and shall not be binding upon Supplier until the earlier of written confirmation or shipment, and in the case of acceptance by shipment, only as to the portion of the order actually shipped. Supplier reserves the right to cancel or suspend any orders placed by Distributor and accepted by Supplier, or refuse or delay delivery thereof, if Distributor fails (i) to make any payment as provided herein on any invoice, (ii) to meet credit or financial requirements established by Supplier from time to time, or (iii) to otherwise comply with the terms and conditions of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the parties acknowledge and agree that in the event this Agreement is terminated in accordance with Section 13.4 of this Agreement, during the period from the date of notice of termination through the termination of this Agreement, Supplier shall have no obligation to fill any purchase order placed by Distributor which is not based on the demonstrable needs of the Accounts for such period, as determined by Supplier, in its sole discretion.

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4.3	Controlling Terms – The terms and conditions of this Agreement and of the applicable Supplier confirmation of shipment shall apply to each order accepted or shipped by Supplier hereunder. Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgement or confirmation that are different from or in addition to those required hereunder shall not be binding on the parties, even if signed and returned.

4.4	Distributor Cancellation – Once an order has been accepted by Supplier, it may not be cancelled by Distributor unless (i) Supplier has failed to ship the order or any portion thereof, within thirty (30) days of the confirmed shipping date of such order, (ii) Distributor provides written notice of such cancellation, and (iii) Supplier acknowledges such cancellation in writing.

5.	PRICES, DISCOUNTS AND PAYMENT.

5.1	Prices to Distributor – The price payable by Distributor for the Products shall be as set forth on Exhibit A, or as otherwise established by Supplier, from time to time, at Supplier’s sole discretion, provided Supplier has delivered fifteen (15) days written notice of the same to Distributor.

5.2	Distributor’s Additional Costs – Distributor acknowledges and agrees that, in addition to the prices set forth in Section 5.1 above, Distributor shall be responsible for all local, state, federal taxes and duties, and all other expenses and costs of any nature whatsoever, including, but not limited to, fuel surcharges incurred by Distributor in connection with its performance under this Agreement. Distributor will be solely liable for such taxes, whether now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Supplier and measured by the gross or net income of Supplier), and, if paid or required to be paid by Supplier, the amount thereof shall be added to and become a part of the amounts payable by Distributor hereunder. In the event Distributor offers any of its sub-distributors any discount or incentive, Distributor shall be solely responsible for the cost of same, and any additional costs associated therewith.

5.3	Payment – Distributor shall pay for the Products within thirty (30) days from the date the Products are received by Distributor or on such terms as may be otherwise specified on Supplier’s invoice. Supplier reserves the right, upon written notice to Distributor, to declare all sums immediately due and payable in the event of a breach by Distributor of any of its obligations to Supplier, including the failure of Distributor to comply with credit terms and limitations. Any payments not made when due shall accrue interest until paid in full at the lesser of (i) 1.5% per month on the outstanding balance or (ii) the maximum rate permitted by law. Further, if the Distributor fails to pay as agreed, the Supplier reserves the right to stop delivery of all Products and terminate this Agreement.

5.4	Credit Terms – At Supplier’s option, shipments may be made on credit terms in effect at the time an order is accepted. Furthermore, Supplier reserves the right to vary, change, or limit the amount or duration of credit to be allowed to Distributor, either generally or with respect to a particular order.

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5.5	Billbacks – All amounts payable by the Supplier to the Distributor in respect of Billbacks (as defined in Exhibit C) shall be paid by separate check and shall not be credited or deducted from Supplier’s invoices without the Supplier’s prior written consent in the event that the billback is not disputed and a payment has not been made then the Distributor has the right to apply the billback to the oldest outstanding amount due.

5.6	Distributor Financial Condition – Distributor represents and warrants that it is, and at all times during the Term shall remain, in good financial condition, solvent and able to pay invoices for the Products when due.

6.	WARRANTY.

6.1	Subject to the terms and conditions of this Agreement, Supplier warrants that the Products, at the time of delivery to Distributor, (i) shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act (the “Act”), and (ii) shall be manufactured in accordance with Good Manufacturing Practices as defined in the Act; provided, however, that Supplier shall not be liable for any noncompliance with the foregoing due to the handling of Product by Distributor.

6.2	Under no circumstances shall the warranties by Supplier set forth in Section 6.1 apply to any Product which has been customized or modified, damaged, reused, or misused. In the event that the warranties set forth in Section 6.1 are breached and Supplier is responsible for such breach, Supplier will replace the defective Product at no cost to Distributor. THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). SUPPLIER’S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCTS UNDER THIS AGREEMENT OR THE USE OR DISPOSITION OF PRODUCTS BY DISTRIBUTOR OR ITS CUSTOMERS, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS. IN NO EVENT SHALL SUPPLIER BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCTS.

7. CONFIDENTIAL INFORMATION – During the course of performance of this Agreement, Supplier may disclose certain confidential information, which confidential information includes, but is not limited to, the terms of this Agreement and any information pertaining to Supplier’s financial affairs, business systems, marketing strategies, trade secrets, products, designs, flavors, equipment, manufacturing process, technology and other technical and commercial information (“Confidential Information”) to Distributor solely to permit Distributor to perform its obligations under this Agreement. Distributor shall use its best efforts to maintain the secrecy of all such Confidential Information. Distributor shall not use, disclose, or otherwise exploit any

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Confidential Information for any purpose not specifically authorized by Supplier in this Agreement. All files, lists, records, documents, drawings, marketing and advertising campaigns, that incorporate or refer to any Confidential Information shall be returned or destroyed promptly upon expiration or earlier termination of this Agreement. Confidential Information shall only be disclosed to those employees of Distributor that need such information to effectively perform their obligation to distribute the Products. For the avoidance of doubt, Distributor hereby covenants and agrees that it shall not disclose, directly or indirectly, any Confidential Information (including the terms of this Agreement) to any direct store distributor, or any affiliate of any direct store distributor, and a breach of the foregoing shall be deemed a material breach of this Agreement. The provisions of this Section 7 shall survive the termination of this Agreement.

8.	TRANSSHIPMENT; INVASION OF TERRITORY.

8.1	Transshipment. Distributor shall not directly or indirectly sell or distribute the Products outside of the Territory described in Exhibit D without the prior written permission of Supplier, which may be withheld in Supplier’s sole discretion. Distributor acknowledges that such action will cause irreparable and incalculable harm to Supplier pursuant to this Agreement and may result in a termination of the License Agreement. Supplier may terminate this Agreement for cause pursuant to Section 13.2 below if Distributor directly or indirectly sells or distributes the Products outside of the Territory, and Supplier shall be free thereafter to appoint another Distributor in the Territory. In addition to all other remedies available to Supplier for such breach, Distributor shall pay to Supplier $5.00 for each Unit Case of the Products found to have been sold or distributed by Distributor either directly or indirectly outside of the Territory.

8.2	Invasion Fee. Supplier agrees to compensate Distributor for all Products sold or distributed to the Accounts in the Exclusive Territory (but not in the Non-Exclusive Territory) without utilizing the services of Distributor. Such compensation shall be known as an “Invasion Fee” and shall be Distributor’s sole and exclusive remedy with respect to any distribution or sale of the Products inside the Exclusive Territory by Supplier or any third party, in either case, in breach of Section 2 of the Agreement. The Invasion Fee shall be paid or credited to Distributor on a quarterly basis, at the rate of $0.50 per Unit Case of the Product. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Distributor shall not be paid an Invasion Fee for any Products sold or distributed to the Accounts listed in Sections 2.1(a)-(e) of this Agreement or any Accounts located in the Non-Exclusive Territory.

9.	INSURANCE – Distributor shall maintain general and public liability and product liability insurance in sums not less than $3,000,000 underlying coverage, and $10,000,000 per incident/occurrence in excess and/or umbrella coverage, with a deductible of not more than $100,000 per incident/occurrence. Distributor shall name Supplier and Chiquita as additional named insureds. The policy shall require insurer to notify Supplier no less than thirty (30) days prior to any non-renewal or cancellation. Additionally, the Supplier shall maintain general and public liability and product liability insurance in sums not less than $3,000,000 underlying coverage, and $10,000,000 per incident/occurrence in excess and/or umbrella coverage, with a deductible of not more than $100,000 per incident/occurrence. Upon Distributor’s written request, Supplier shall cause Distributor to be named as an additional named insured.

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10. SUPPLIER’S INTELLECTUAL PROPERTY.

10.1	Distributor acknowledges and agrees that, subject to the terms of the License Agreement, Chiquita and/or Supplier maintain sole and exclusive ownership of all trade secrets, trade names, trademarks, trade dress, copyrights, logo types, commercial symbols, patents, or similar rights or registrations, branding labels and designs used on, or in connection with, the Products now or hereafter held or applied for in connection therewith (collectively, the “Supplier IP”). Distributor acknowledges and agrees that the Supplier IP, and the goodwill associated therewith, are the sole and exclusive property of Chiquita and/or Supplier and, subject to the terms of the License Agreement, may be used by Chiquita, Supplier and their affiliates for any purpose. Supplier grants Distributor the limited, nontransferable right, during the Term, to use the Supplier Intellectual Property solely to promote the goodwill and sale of the Products in the Territory and solely in accordance with the terms of this Agreement. Any use of the Supplier Intellectual Property by Distributor shall be to promote the Products in the best possible manner as determined by Supplier in its sole discretion (subject to the input of Chiquita), and may be terminated by Supplier at any time in the Supplier’s sole discretion.

10.2	Other than as expressly set forth in Section 10.1 hereof, as of the date hereof, Distributor has no right, title or interest, and during the Term, Distributor shall not acquire any right, title or interest of any kind or nature whatsoever in or to the Supplier IP, or the goodwill associated therewith. Distributor shall not contest the rights of Chiquita, Supplier or its affiliates in respect of the Supplier IP, including any additions or improvements to the Supplier Intellectual Property by whomever developed; Distributor hereby waives any claim Distributor may have, arising under any law or in equity, with respect to the Supplier IP.

10.3	Distributor hereby agrees that it shall not use any other trademark, service mark, trade name, logo, symbol or device in combination with the Supplier IP, other than as may be required by Applicable Law. In addition, Distributor hereby further agrees that it shall not use any configuration, mark, name, design, logo, insignia, mascot or other designation confusingly similar to the Supplier IP (or which might be considered a variation or alteration of the Supplier IP), either during or after the Term.

10.4	Distributor acknowledges that the Supplier IP is subject to rescission pursuant to the terms of the License Agreement, in each case, in the reasonable judgment of Chiquita. In connection therewith, Distributor hereby agrees that (i) Chiquita’s rescission of any or all of Supplier’s right to license the Supplier IP to Distributor as set forth herein shall not constitute a breach of this Agreement, (ii) Distributor shall reasonably cooperate with Supplier in an effort to continue the distribution of the Products notwithstanding any such rescission by Chiquita (e.g., modifying marketing materials, recalling existing marketing materials, etc.), and (iii) Supplier shall not owe Distributor any sums or payments in connection with any such rescission by Chiquita.

10.5	The Provisions of this Section 10 shall survive the termination of this Agreement.

11. NON-COMPETITION – Distributor hereby agrees that (i) during the Term and for a period of six  (6) months subsequent to the date of termination of this Agreement, Distributor shall not engage in the sale, distribution, marketing, advertisement or transfer of, to the general public or to any retail establishment, any Competing Product, unless the Distributor is already contractually obligated to carry line extensions and (ii) during the Term and for a period of two (2) years subsequent to the date of termination of this Agreement, neither Distributor, nor any of Distributor’s owners, successors, assigns, licensees or affiliated entities, shall engage in the sale, distribution, marketing, advertisement or transfer of, to the general public or any retail

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establishment, any product manufactured, distributed or licensed for distribution by Chiquita and/or its affiliated entities or licensees (each, a “Chiquita Product”). A breach of the foregoing shall be deemed a material breach of this Agreement. Additionally, Supplier shall have all rights and remedies afforded to it at law or in equity, including, but not limited to, injunctive relief, to enforce or prevent a violation of this Section 11 as there are no other adequate remedies available to Supplier and a violation of this Section by Distributor shall cause irreparable harm to Supplier. Distributor represents that as of the date hereof Distributor does not market and/or distribute any Competing Products or Chiquita Products in the Territory.

12.	TERM – The initial term of this Agreement shall be deemed to commence on the Effective Date and shall continue in full force and effect for one (5) years, unless earlier terminated in accordance with the terms of this Agreement, including, without limitation, Section 13 below (the “Term”). Thereafter, the Term shall automatically renew and continue on a year to year basis until and unless terminated as set forth herein. Notwithstanding the foregoing, Distributor acknowledges and agrees that this Agreement may be terminated by the Supplier at any time in accordance with Section 13 of this Agreement.

13. TERMINATION .

13.1  This Agreement may be terminated with cause as follows:

(a)                Supplier may terminate this Agreement with cause in the event of a material breach by Distributor of any provisions of this Agreement. With the exception of Section 13.2 hereof for which no cure period is required, Supplier shall provide Distributor with written notice, which notice shall (i) indicate the nature of such cause for termination, and (ii) provide Distributor an opportunity to cure such breach within thirty (30) days of Distributor’s receipt of such written notice. If the Distributor shall have failed to cure said breach within said thirty (30) days of written notice, then this Agreement shall be deemed terminated at the expiration of the aforementioned thirty (30) day period.

(b)               Distributor may terminate this Agreement with cause in the event of a material breach by Supplier of any provisions of this Agreement. Distributor shall provide Supplier with written notice, which notice shall (i) indicate the nature of such cause for termination, and (ii) provide Supplier an opportunity to cure such breach within thirty (30) days of Supplier’s receipt of such written notice. If the Supplier shall have failed to cure said breach within said thirty (30) days of written notice, then this Agreement shall be deemed terminated at the expiration of the aforementioned thirty (30) day period. In the event Supplier is terminated by Distributor with cause hereunder, such termination shall not terminate Distributor’s obligation to pay Supplier for all Product previously shipped or charged by Supplier, or ordered by Distributor.

13.2   This Agreement may be terminated by Supplier with cause immediately in the event of:

a)	the liquidation or dissolution or notice thereof of Distributor's business;
b)	an assignment by Distributor for the benefit of creditors;
c)	the filing of a voluntary or involuntary petition under the provisions of the United States Bankruptcy Code or the appointment of a receiver for the property of Distributor, the filing of which remains uncontested and undischarged by Distributor at the end of thirty (30) days after such filing;
d)	Distributor failing, or being unable to, pay its obligations as they become due;
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e)	a breach of Section 17.2 (assignment) by Distributor;
f)	Distributor failing to meet the Minimum Purchase Commitment;
g)	Distributor failing to sell any Products for more than thirty (30) days;
h)	Distributor taking any action that negatively affects the goodwill or reputation of the Supplier or its Products;
i)	Distributor failing to pay any sums to Supplier when due;
j)	Distributor selling the Products outside the Territory in violation of Sections 2.2 and 8.1 of this Agreement;
k)	Distributor failing to provide the reports and other information as required in Section 3.6 of this Agreement, which failure remains uncured following forty eight (48) hours written notice from Supplier (email being sufficient); and/or
l)	Distributor’s misuse of the Supplier IP in violation of this Agreement, including, without limitation, Section 3.4 and/or Section 10.

13.3	IN THE EVENT THIS AGREEMENT IS TERMINATED BY SUPPLIER WITH CAUSE, OR IN THE EVENT THIS IS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.6 BELOW, DISTRIBUTOR SHALL NOT BE ENTITLED TO ANY AMOUNTS UNDER SECTION 13.4 OF THIS AGREEMENT OR OTHERWISE.

13.4	Supplier may terminate this Agreement without cause , in its sole discretion, at any time upon sixty (60) days advanced written notice to Distributor. If Distributor is terminated by Supplier, or its successor, without cause, Supplier will pay to Distributor a termination payment (the “Termination Payment”) as follows:

If this Agreement is terminated by Supplier without cause, and notice of such termination is delivered during the period:

(i) on or after the Effective Date and prior to the first (1st) anniversary of the Effective Date, an amount equal to [$1.00* multiplied by the number of Unit Cases of the Products purchased from Supplier by Distributor and sold to Accounts in the Exclusive Territory (but not the Non-Exclusive Territory) during the twelve (12) months immediately preceding the date of notice of termination of this Agreement (but disregarding any and all sales made prior to the establishment of an Exclusive Territory hereunder);

(ii) on or after the first (1st) anniversary of the Effective Date and prior to the second (2nd) anniversary of the Effective Date, an amount equal to [$2.00* multiplied by the number of Unit Cases of the Products purchased from Supplier by Distributor and sold to Accounts in the Exclusive Territory (but not the Non-Exclusive Territory) during the twelve (12) months immediately preceding the date of notice of termination of this Agreement (but disregarding any and all sales made prior to the establishment of an Exclusive Territory hereunder);

(iii) on or after the second (2nd) anniversary of the Effective Date and prior to the third (3rd) anniversary of the Effective Date, an amount equal to [$2.00* multiplied by the number of Unit Cases of the Products purchased from Supplier by Distributor and sold to Accounts in the Exclusive Territory (but not the Non-Exclusive Territory) during the twelve (12) months immediately preceding the date of notice of termination of this Agreement (but disregarding any and all sales made prior to the establishment of an Exclusive Territory hereunder); or

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(iv) on or after the third (3rd) anniversary of the Effective Date, an amount equal to [$2.25* multiplied by the number of Unit Cases of the Products purchased from Supplier by Distributor and sold to Accounts in the Exclusive Territory (but not the Non-Exclusive Territory) during the twelve (12) months immediately preceding the date of notice of termination of this Agreement (but disregarding any and all sales made prior to the establishment of an Exclusive Territory hereunder).

*To be negotiated and agreed upon prior to Supplier’s establishment of an Exclusive Territory, if any, in accordance with Section 2.4 hereof. In the event such Exclusive Territory is established by Supplier, the parties shall indicate their agreement with respect to the foregoing dollar amounts filling in the following blanks and signing immediately below such blanks:

13.4(i): $____.___ (_1.00______ Dollars )

13.4(ii): $___.___ (_ 2.00________ Dollars)

13.4(iii): $_____.___ (___2,25______ Dollars)

13.4(iv): $____.___ (___2,25______ Dollars)

Acknowledged and Agreed:

Supplier: ___________________ Date: ____________

Distributor: _______________ ___ Date: ____________

The parties acknowledge and agree that any Termination Payment due to Distributor hereunder (if any) shall be calculated without regard to any and all sales occurring prior to the date set forth immediately above (i.e., without regard to sales occurring prior to the establishment of an Exclusive Territory), and without regard to any sales made to Accounts in the Exclusive Territory prior to its designation as such (i.e., without regard to sales made when such Exclusive Territory was “Non-Exclusive”).

The Termination Payment shall be due within ninety (90) days of the effective date of such termination. The Termination Payment shall also include any outstanding monies due to Distributor by Supplier for promotional programs, co-op or otherwise, and any returns or allowances minus any outstanding monies due to Supplier from Distributor including, but not limited to, invoices due for the Products, P.O.S., repurchased Products, promotional activities (slotting, incentives, etc.), taxes or fees owed to Supplier pursuant to Section 5.2 and any other adjustments outstanding.

For the avoidance of doubt, the parties acknowledge and agree that any Termination Payment due to Distributor hereunder shall be calculated without regard to sales made to Accounts in the Non-Exclusive Territory (whether by Distributor, Supplier or otherwise), and without regard to any sales made to Accounts in the Exclusive Territory prior to its designation as such (i.e., sales made when such Exclusive Territory was “Non-Exclusive”).

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13.5       Supplier may terminate Distributor’s right to distribute to all or any portion of the Non-Exclusive Territory , and/or any particular Account(s) located therein, without cause, in its sole discretion, at any time and from time to time, upon written notice to Distributor. Upon any such partial or full termination of Distributor’s right to distribute to Accounts in the Non-Exclusive Territory, (i) Supplier shall not owe Distributor any Termination Payment or other sums in connection therewith; and (ii) the remainder of this Agreement shall remain in full force and effect until terminated in accordance with the terms of this Agreement, including, without limitation, this Section 13. Distributor hereby waives, to the fullest extent permitted by law, any and all claims for damages of any nature whatsoever arising from any termination of Distributor’s rights with respect to the Non-Exclusive Territory as contemplated in this Section 13.5.

13.6      Notwithstanding anything to the contrary in this Agreement, Distributor acknowledges and agrees that Supplier’s right and ability to perform its obligations pursuant to this Agreement are contingent upon the License Agreement with Chiquita remaining in full force and effect. In light of the foregoing, the parties hereby acknowledge and agree that in the event of a termination of the License Agreement, this Agreement shall automatically be deemed terminated and of no further force or effect.

13.7      The damages set forth in Section 13.4 are intended to cover any and all claims of any nature whatsoever arising from Supplier’s termination of this Agreement without cause pursuant to Section 13.4 and are intended to be an absolute limitation of the liability of Supplier. The parties agree that in the event of such a termination, it would be difficult to calculate Distributor’s damages and the liquidated damages set forth in Section 13.4 are reasonable and do not constitute a penalty. Distributor hereby waives to the fullest extent permitted by law, any and all other claims for damages of any nature whatsoever, in consideration for the damage amount set forth in Section 13.4.

13.8      The parties acknowledge and agree that this Agreement may be terminated only in accordance with the terms of this Section 13. Any termination not permitted hereunder shall be deemed null and void.

13.9      Upon termination of this Agreement, (i) Distributor shall immediately cease its distribution and sale of the Products, and (ii) Supplier shall have the right, but not the obligation, to repurchase all saleable Product inventory which has a remaining shelf life of at least six months and is not otherwise obsolete or unusable and P.O.S. materials held by Distributor at landed net invoice prices. Distributor shall be obligated to deliver to the Supplier all such materials purchased by the Supplier. In further consideration of the compensation payable to Distributor pursuant to this Section 13, Distributor will (a) execute a termination agreement and general release of all claims against the Supplier relating to this Agreement, in a form supplied by the Supplier, (b) assist in the orderly transition of the Territory to another distributor, and (c) guarantee to Supplier that concurrently with the termination, it will furnish to Supplier:

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a)	an itemized list of all quantities of unsold and unused Products, copyright design, marketing, advertising, and sales promotion materials designed to promote the sale of the Products and other property and material bearing the Supplier Intellectual Property located on the Distributor's premises or under the Distributor's control;
b)	a detailed schedule enumerating all Accounts serviced by Distributor with the Products directly or indirectly;
c)	detailed information relating to each Account indicating servicing, prices, delivery frequency promotions and all other relevant information necessary to continue servicing said Accounts in an orderly fashion; and
d)	any additional data or information which Supplier is obligated to provide to Chiquita under the License Agreement.

14. discontinuance of PRODUCTS – Notwithstanding anything to the contrary in this Agreement, in the event that the Supplier, in Supplier’s sole discretion, determines that the continued manufacture and sale of any Product has become commercially unfeasible or undesirable and elects to discontinue the manufacture of said Product, upon receipt by Distributor of written notice thereof, Distributor’s rights under this Agreement with respect to such discontinued Product shall be deemed immediately terminated. IN THE EVENT ANY PRODUCT IS DISCONTINUED BY SUPPLIER, DISTRIBUTOR SHALL NOT BE ENTITLED TO ANY PAYMENT AMOUNTS (WITH RESPECT TO SUCH DISCONTINUED PRODUCT) OF ANY NATURE WHATSOEVER UNDER THIS AGREEMENT OR OTHERWISE.

15. Indemnification.

15.1	Supplier's Indemnification – Supplier shall defend, indemnify and hold harmless Distributor, its owners, officers, directors, agents and employees (“Distributor Indemnified Parties”), from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees) (collectively, ”Losses”) resulting from any third party claim arising out of or in connection with any breach by Supplier of any covenant, obligation, representation or warranty contained herein, or the negligence, recklessness or willful misconduct of any Supplier Indemnified Parties (as defined below) in connection with the performance of any obligations of Supplier under this Agreement.
15.2	Distributor's Indemnification – Distributor shall defend, indemnify and hold harmless Supplier, its owners, officers, directors, agents and employees (“Supplier Indemnified Parties”), from and against any and all Losses resulting from any third party and/or sub-distributor claim arising out of or in connection with breach by Distributor of any covenant, obligation, representation or warranty contained herein, or the negligence, recklessness or willful misconduct of any Distributor Indemnified Parties in connection with the performance of any obligations of Distributor under this Agreement.

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15.3	Procedure – Any party seeking indemnification under Section 15 of this Agreement (each, an “Indemnitee”) shall, as a prerequisite of any such claim of indemnification: (1) notify the indemnifying Party (the “Indemnitor”) in writing of any claim, or any circumstances which could foreseeably give rise to a claim, in either case, to which this Section 15 may apply (a “Claim”), promptly upon becoming aware thereof; provided, however, Indemnitee’s failure to give Indemnitor such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except to the extent that the Indemnitor is prejudiced by Indemnitee’s failure or delay in giving such notice; and (2) provide Indemnitor with the opportunity to assume and control the defense and/or settlement of any such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, at its own cost and expense, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but shall have no obligation to do so; provided, however, the Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee's interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor's expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Section 7.

15.4	Notification of Unauthorized Use of Supplier IP; No Prosecution – Distributor hereby agrees to notify Supplier, in writing, as soon as practicable after it becomes aware of the manufacture, distribution, sale, transshipment, advertisement or promotion of any of product containing any names, slogans, phrases, designs, materials or artwork that may constitute infringement of the Supplier IP (including, without limitation, trademark rights and copyrights). Distributor further acknowledges and agrees that it shall not commence, prosecute or institute any action or proceeding against any person, firm or entity alleging infringement or unauthorized use of the Supplier IP without the prior written consent of Supplier, which may be withheld in its sole discretion.

15.5	Survival - The Provisions of this Section 15 shall survive the termination of this Agreement.

16. REPRESENTATIONS; COVENANTS.

16.1	Distributor hereby represents and warrants to Supplier that, as of the Effective Date: (a) it is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with and are not inconsistent with any other of its contractual obligations; (b) it is validly existing and in good standing under the laws of the United States, and has all necessary corporate power to perform its obligations under this Agreement and its financial resources are sufficient to enable it to perform all of its obligations under this Agreement; and (c) it has sufficient personnel and capacity to perform its obligations under this Agreement.

16.2	Supplier represents and warrants to Distributor that it has all requisite corporate power and authority to enter into this Agreement. Supplier is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with and are not inconsistent with any other of its contractual obligations.

16.3	Distributor hereby covenants that Distributor: (a) shall store the Products in accordance with all Applicable Laws; (b) shall distribute and ship the Products within the Territory in accordance with all Applicable Law; (c) shall not sell any Product with an expired shelf life, and shall dispose of any such expired Product in accordance with all Applicable Law; (d) shall not adulterate or misbrand Products, or engage in any activity that could or does render Products adulterated or misbranded; and (e) shall maintain all necessary records for compliance with the terms of this Agreement and all Applicable Laws.

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17.	MODIFICATIONS, AMENDMENTS AND WAIVERS; ASSIGNMENT.

17.1	This Agreement may not be modified or amended, including by custom, usage of trade, or course of dealing, except by an instrument in writing signed by a duly authorized officers of both of the parties hereto. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other party, which waiver shall be effective only with respect to the specific obligation described therein. The waiver by either party hereto of a breach of any obligation of the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

17.2	The parties hereby covenant and agree that Supplier shall be permitted to transfer or assign this Agreement to a successor-in-interest of Supplier, upon notice to, but without the consent of, Distributor.

17.3	Supplier's grant of distribution rights hereunder is based upon its trust and confidence in Distributor and the current owners of Distributor. Distributor’s rights and/or obligations under this Agreement may not be transferred or assigned in any manner, voluntary or involuntary, to any other person or entity, without the prior written consent of Supplier. For purposes of this Section 17.3, a transfer or assignment shall include, but not be limited to the following: (i) gift, (ii) merger of Distributor (or any parent entity of Distributor) with any other entity, and (iii) sale, gift, transfer or issuance of more than 25% of the equity ownership, stock or assets of Distributor (or any parent entity of Distributor) to any person, persons or entities other than the current owners or their direct family. Supplier will not unreasonably withhold such consent if Distributor timely provides Supplier with all information it reasonably requires and Supplier determines that such transfer or assignment will not impair Supplier's rights or opportunities hereunder nor put Supplier at risk in any of its other business dealings. Upon any such transfer or assignment without Supplier's consent, this Agreement shall be deemed terminated “with cause” by Supplier, without notice and without opportunity to cure.

18.	RECALL – If any government agency requires the recall of any Products or packaging, or if Chiquita and/or the Supplier determine that any Products and/or packaging should be recalled or should be withdrawn from distribution and sale, for any reason, then (i) the Distributor shall immediately turn over to Supplier all sales records, tracking data and other information relating to the distribution of the recalled Products and/or packaging, (ii) the Distributor shall refrain from making any comments, statements, releases or other communications to the media or press with respect to such recall (whether electronic, written, verbal or otherwise), and (iii) the Supplier and the Distributor shall coordinate the immediate cessation of sale and distribution and the recall or withdrawal, as determined by Chiquita and/or the Supplier to be necessary, of all such Products and/or packaging from the Territory. If determined by Chiquita and/or the Supplier to be necessary or advisable, the Distributor and the Supplier shall also cooperate to recall or reacquire the applicable Products or packaging from any purchaser thereof; provided, however, that any disposal or destruction of such recalled Products or packaging shall be conducted in accordance with Chiquita’s instructions related thereto. In no event shall the Distributor be entitled to recover lost profits or other consequential damages as a result of any recall of the Products. If the problem at issue was caused by the Distributor, then the Distributor shall pay the costs and expenses associated with any such recall, and the Distributor shall indemnify the Supplier for all damages, costs and expenses associated with such recall, including, without limitation any damages, costs and expenses arising from Supplier’s obligations under the License Agreement.

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19.	FORCE MAJEURE – Except for payment obligations, which shall not be excused, neither party to this Agreement shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond such party’s reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In the event of any such delay, Supplier may defer the delivery date for a period equal to the time of such delay.

20.	NOTICES – Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address.

If to Supplier:	With a required copy to:

MOJO ORGANICS, INC.	The Giannuzzi Group LLP
101 Hudson Street, 21st Floor	411 W 14th Street, 4th Floor
Jersey City, New Jersey 07302	New York, New York 10014
Attn: Mr. Glenn Simpson	Attn: Nicholas L. Giannuzzi, Esq
Email: GlennSimpson@MojoOrganicsInc.com	Facsimile: (212) 504-2066

If to Distributor, to the notice address set forth on the signature page to this Agreement.

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt, (ii) by facsimile, twenty four (24) hours after transmission or dispatch, (iii) by certified mail, five (5) business days after delivery to the U.S. postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

21.	ARBITRATION; INJUNCTIVE RELIEF – Any controversy or claim between or among the parties relating to this Agreement shall be determined by arbitration in accordance with the Arbitration Rules of American Arbitration Association. The panel shall consist of at least three (3) arbitrators. Any such arbitration hearing shall be held in New York, New York, unless the parties mutually agree otherwise. Notwithstanding the foregoing, Distributor acknowledges and agrees that Supplier would be damaged irreparably in the event Distributor fails or refuses to perform its obligations hereunder. Accordingly, Distributor agrees that Supplier shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, including without limitation Sections 2, 7, 10, 11, 13, 16, 17 and18, by Distributor and to enforce specifically this Agreement and the terms and provisions hereof without bond or other security being required in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Supplier is entitled at law or in equity.

22.	GOVERNING LAW – This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

23.	Severability – In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision had never been contained herein and such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

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24. INDEPENDENT CONTRACTORS – Distributor is an independent contractor and is engaged in its own, entirely separate business operations over which the Supplier has no control. Neither party is granted any expressed or implied right or authority by the other party to assume or create any obligations or responsibility on behalf the other, or to bind the other party in any manner whatsoever. Distributor expressly acknowledges and agrees that the Supplier has not given the Distributor any power or authority to enter into any type of agreement on behalf of the Supplier or which would legally bind the Supplier. Distributor acknowledges that it is solely responsible for all sales and marketing efforts determined appropriate for the performance of its obligations hereunder and acknowledges that neither this Agreement nor the relationship created hereby is that of a franchisor-franchisee relationship.

25.	MUTUAL LIMITATION ON DAMAGES – In no event shall either party hereto have any obligation or liability for incidental, special or consequential damages arising out or in connection with this Agreement.

26.	ENTIRE AGREEMENT – This Agreement together with the Exhibits attached hereto, constitute the entire understanding and contract between the parties and supersedes and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to the subject matter hereof. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

Supplier

mojo organics, inc.

By: ____________________________

Name:

Title:

Distributor

Exact legal name of Distributor:

Great State beverages Inc_____________________________

By: ____________________________

Name: Ronald Fournier

Title:Vice president Sales

Notice Address:

1000 Quality Dr Hooksett

NH___________________________P.O

Box16550_

____________________________

Attn: _Ron

Fournier______________________

Facsimile: ___________________

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EXHIBIT A

Products and Pricing

[Note: To be provided by Supplier.]

The following products shall be sold to Distributor by Supplier for resale in the Territory:

Product Name	UPC code	Pricing* (per Unit Case)
$
$
$
$

*All prices are delivered to the Distributor’s warehouse and are subject to change with thirty (30) days written notice to Distributor.

A minimum order for the Products may be specified on Supplier’s invoice from time to time.

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EXHIBIT B

Excluded Accounts

[Note: To be provided by Supplier.]

Supplier and/or its agents (and not Distributor) shall have the exclusive right to service the following Accounts in the Territory:

•	__Associated Grocers of New England
•	__Walmart____________________
•	__Target____________________
•	______________________
•	______________________
•	______________________

Supplier shall not owe Distributor any Invasion Fee for any Products sold or distributed to any Excluded Accounts.

The foregoing list of Excluded Accounts may be amended by the parties from time to time.

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EXHIBIT C

Sales and Marketing Plan

Minimum Purchase Commitment *

In addition to Distributor’s obligation to use its best efforts to actively and aggressively market the Products to all available customers within the Territory, Distributor agrees to purchase and distribute the following “Minimum Purchase Commitment” of the Products for sale in the Territory, which amounts the parties hereby acknowledge and stipulate are fair and commercially reasonable.

Measurement Period	Applicable Territory (or Portion thereof)	No. of Unit Cases

YEAR 1	NH/MASS	5,000/30.000
YEAR 2	NH/MASS	10,000/60.000
YEAR 3	NJ/MASS	10,000/60,000

*To be negotiated by the parties from time to time.

For each calendar year after the first anniversary of the Effective Date, the parties shall negotiate the Minimum Purchase Commitment, on or prior to the expiration of the preceding calendar year, based upon then current market conditions, including categories growth, population size, per-capita sales volume and comparative analysis to other territories.

In the event that an agreement cannot be reached, the Minimum Purchase Commitment for each subsequent year (until an agreement is reached) shall be deemed 20% higher than the Minimum Purchase Commitment for the previous year or 120% of Distributor’s actual purchases of Unit Cases of Product in the previous year, whichever is greater. Notwithstanding the foregoing, the parties covenant and agree the in the event an agreement cannot be reached with respect to the 2014 calendar year, the Minimum Purchase Commitment shall be deemed to be 120% of Distributor’s actual purchases of Unit Cases of Product during the period in which the Agreement has been effective extrapolated over a twelve month period.

Marketing Funding and Co-ops

1. Provided that Distributor is in compliance with this Agreement, Supplier and Distributor each agree to fund the following items as stated below, in all cases subject to mutual written agreement to specific programs:

A.	Distributor Sales Incentives - 50 / 50;
B.	Cooler Programs – 60 (Distributor) / 40 (Supplier), provided that the coolers are used solely for the Product; and
C.	Discounts to retail, slotting fees or free goods for authorization – 50 / 50, based on Supplier’s suggested wholesale prices. All samples that are taken from a Distributor's building need to have a signature on record. Invoices without signatures will not be approved both parties must mutually agree to this.

None of the foregoing credits, rebates or similar amounts (collectively, “Billbacks”) shall be payable by the Supplier to the Distributor unless it is supported by customer-level detail and the amount of such Billback has been mutually agreed upon by the Supplier and the Distributor.

2. To facilitate sales to certain Accounts, Distributor agrees that Supplier may establish pricing to such Accounts at a reduced margin to Distributor. The minimum margin to such Accounts will be agreed upon annually by the parties.

3. Distributor’s failure to comply with any of the provisions of this Marketing Plan or failure to achieve any of the purchase or distribution goals set forth herein shall constitute a material breach of this Agreement and give rise to termination of this Agreement by Supplier “with cause ”.

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EXHIBIT D

Section 1

Exclusive Territory*

Subject to the terms of this Agreement, Distributor shall be the exclusive beverage distributor of the Products in the following geographic area(s):

NONE

To be established by Supplier from time to time in its sole discretion in accordance with Section 2.4 of this Agreement.

Section 2

Non-Exclusive Territory*

[Note: To be provided by Supplier.]

Subject to the terms of this Agreement, Distributor shall be the non-exclusive beverage distributor of the Products in the following geographic area(s):

In the states of:

___________________________;

___________________________;

___________________________;

___________________________;

___________________________;

___________________________;

*For the avoidance of doubt, the parties acknowledge and agree that: (i) Supplier shall have the right to terminate Distributor’s right to distribute Products to Accounts in all or any portion of the Non-Exclusive Territory (or with respect to any particular Account(s) therein), at any time, for any or no reason; (ii) Supplier shall not owe Distributor any Invasion Fee for any Products sold or distributed to Accounts in the Non-Exclusive Territory (whether by Supplier or otherwise); and (iii) any Termination Payment due to Distributor hereunder shall be calculated without regard to sales made to Accounts in the Non-Exclusive Territory, nor any sales made to Accounts in the Exclusive Territory prior to its designation as such (i.e., sales made when such Exclusive Territory was “Non-Exclusive”).

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